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Exhibit 5.1
December 14, 2007
001166.1401
CenterPoint Energy, Inc.
1111 Louisiana
Houston, Texas 77002
Ladies and Gentlemen:
     As set forth in Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-115976) (the “Registration Statement”) to be filed on the date hereof by CenterPoint Energy, Inc., a Texas corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 60,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, together with the associated rights to purchase Series A Preferred Stock of the Company (the “Rights”), pursuant to the CenterPoint Energy, Inc. Savings Plan, as amended as of the date hereof (the “Plan”), certain legal matters in connection with the Shares and the associated Rights are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Company’s restated certificate of incorporation and by-laws, each as amended to date (the “Charter Documents”), the Rights Agreement dated as of January 1, 2002 (the “Rights Agreement”), between the Company and JPMorgan Chase Bank, as Rights Agent, the Plan and corporate records of the Company, including minute books as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that:
     1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.
     2. The Shares have been duly authorized by all necessary corporate action on the part of the Company and, if and when the Shares are offered or issued in accordance

CenterPoint Energy, Inc.	2	December 14, 2007
with the requirements of the Plan for the consideration established pursuant to the terms of the Plan and otherwise in accordance with the terms and conditions of the Plan and assuming the continued updating and effectiveness of the Registration Statement, such Shares will be validly issued, fully paid and non-assessable.
     3. The issuance of the Rights associated with the Shares has been duly authorized by all necessary corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights will be validly issued.
     The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.
     This opinion is limited to the original issuance of Shares and Rights by the Company and does not cover shares of Common Stock and the associated Rights delivered by the Company out of shares and associated Rights reacquired by it.
     We are members of the Texas Bar and the opinions set forth above are limited in all respects to the laws of the State of Texas as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.

MSS/GMS/JRD